Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Francesca’s Holdings Corporation for the registration of Common Stock and to the incorporation by reference therein of our reports dated March 25, 2016, with respect to the consolidated financial statements of Francesca’s Holdings Corporation, and the effectiveness of internal control over financial reporting of Francesca’s Holdings Corporation, included in its Annual Report (Form 10-K) for the year ended January 30, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

March 25, 2016